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                                                                      EXHIBIT 11

                             FISHER COMPANIES INC.

                       Computation of Per Share Earnings
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                                                 Three Months Ended March 31
                                                     1999           1998
                                                 -------------  ------------

Weighted average of common shares outstanding
   during the period                                 8,542,384     8,536,357
Dilutive effect of:
   Restricted stock rights                              16,117        24,990
   Stock options                                        14,481        21,799
                                                    ----------    ----------
     Weighted average shares outstanding
     assuming dilution                               8,572,982     8,583,146
                                                    ==========    ==========
Net income                                          $1,990,000    $3,375,000
                                                    ==========    ==========
Net income per common share                         $      .23    $      .40
                                                    ==========    ==========
Net income per common share assuming dilution       $      .23    $      .39
                                                    ==========    ==========

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